Exhibit 99.1

News Release

For more information contact:

Michael G. Potter

Chief Financial Officer

Lattice Semiconductor Corporation

503-268-8000

David Pasquale

Global IR Partners

914-337-8801

lscc@globalirpartners.com

LATTICE SEMICONDUCTOR REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS

HILLSBORO, OR - JULY 23, 2009 - Lattice Semiconductor (NASDAQ: LSCC) today announced financial results for the second quarter ended July 4, 2009.

For the second quarter, revenue was $46.9 million, an increase of 8% from the $43.3 million reported in the prior quarter, and a decrease of 19% from the $58.1 million reported in the same quarter a year ago.

FPGA revenue for the second quarter was $17.2 million, an increase of 11% from the $15.5 million reported in the prior quarter, and an increase of 28% from the $13.4 million reported in the same quarter a year ago. PLD revenue for the second quarter was $29.7 million, an increase of 7% from the $27.8 million reported in the prior quarter, and a decrease of 34% from the $44.7 million reported in the same quarter a year ago.

Other income (expense), net, for the second quarter was income of $0.2 million compared to an expense of $0.5 million reported in the prior quarter and an expense of $10.5 million reported in the same quarter a year ago. Other income (expense) included an impairment charge of $0.5 million in the second quarter of 2009 compared to $0.7 million in the first quarter of 2009, related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities. Other income (expense) for the second quarter of 2008 included an impairment charge of $11.3 million primarily related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities.

Net loss for the second quarter was $2.7 million ($0.02 per share), compared to a prior quarter net loss of $5.8 million ($0.05 per share) and a net loss of $13.6 million ($0.12 per share) reported in the same quarter a year ago. The second quarter results included stock-based compensation expense, restructuring charges and an other-than-temporary impairment charge on marketable securities which totaled $1.4 million. Prior quarter and second quarter 2008 results include amortization charges, stock-based compensation expense, an other-than-temporary impairment charge and restructuring charges which totaled $2.1 million and $14.9 million, respectively. Excluding these items, non-GAAP net loss for the second quarter of 2009 was $1.3 million ($0.01 per share) compared to non-GAAP net loss of $3.6 million ($0.03 per share) for the first quarter of 2009 and non-GAAP net income of $1.3 million ($0.01 per share) for the same quarter a year ago.

Bruno Guilmart, Lattice’s President and CEO, commented, “We continued to make progress in the second quarter as we executed on our focused product strategy under our improved operating structure. We benefited from continued strength in the Chinese telecom market, and a slight improvement of our business in Japan and the U.S., which helped offset continued weakness in Europe. Revenue in the second quarter remained strong to the end, with our turns business exceeding expectations. While visibility has improved it is still not great. We remain confident entering the third quarter, however, based on a stronger backlog, continued traction with new products and a significant win at one of the world’s largest flat panel companies, that we expect to start contributing to revenue during the third quarter. We expect these positive trends will offset an approximately $2.0 million, expected negative revenue impact in the third quarter from changing certain distributors from a sell-in to a sell-through business model. These changes are necessary as they will improve transparency and visibility at our end customers.

“As part of our ongoing efforts to improve customer service and reduce our costs, we will be moving our warehouse to Singapore during the quarter. We expect this will improve our shipping times to most of our customers, reduce our cost of supply and reduce inventory on hand as well. We are also acting to reduce our staff by approximately 8% as we work to even better align our resources with our new operating model, bringing us closer to our goal of sustained profitability.”

Michael G. Potter, Lattice’s Corporate Vice President, and Chief Financial Officer, added, “We generated $33.6 million of cash from operations in the second quarter, including the $30.0 million in other receivable that was repaid in cash by Fujitsu, ending the quarter with total liquidity of $158.2 million. This is comprised of $104.3 million of cash and cash equivalents, $30.0 million of other receivables and $23.9 million advance credits (recorded in other current assets) from Fujitsu. We expect to collect the other receivable in the fourth quarter of 2009, with the advance credits expected to be consumed over the next 12 months. We have no long term debt. We expect that the charge for the staff reductions planned for the third quarter will be approximately $1.2 million and that our cost reduction actions will reduce on-going expenses by approximately $1.5 million per quarter. Although we will have made significant progress towards lowering our overall costs with the actions taken in the third quarter of 2008 and these new actions, we will continue to look for ways to become closer to our customers and to reduce our costs as well.”

Second Quarter Business Highlights:

•

Launched a new member of Lattice’s award-winning Power Manager II family, the ProcessorPM(TM) device, a programmable, single chip solution for the reset generation, watchdog timer and voltage supervision functions found in virtually every microprocessor or DSP design

•

Announced availability of a new 0.8-mm pitch 256-pin Chip-Array BGA (caBGA256) package for its popular MachXO(TM) PLD family that provides designers with a broader range of package options for implementing cost-sensitive, board space constrained designs

•	Announced that industrial temperature-qualified versions of all Lattice’s non-volatile LatticeXP2(TM) FPGAs have been released to volume production

•

In Greater China, expanded distribution partnership with Weikeng and named Origin Electronics, a division of Nu Horizons Electronics Corp. (NasdaqGS: NUHC), distributor of the full range of Lattice products

Business Outlook - Third Quarter 2009:

•

Revenue is expected to be minus 2% to plus 3% on a sequential basis, including the expected reduction in revenue of approximately $2.0 million due to transitioning certain distributors from the sell-in to the sell-through business model

•	Gross margin percentage is expected to be approximately 52% to 54% of revenue

•	Total operating expenses are expected to be approximately $29.2 million, inclusive of $1.2 million of restructuring charges

Investor Conference Call / Webcast Details

Lattice Semiconductor will review detailed second quarter 2009 results on Thursday, July 23, 2009 at 5:00 p.m. EDT. The conference call-in number is 1-706-758-4489. A live webcast of the conference call will also be available on Lattice’s website at www.lscc.com. Our financial guidance will be limited to the comments on our public quarterly earnings call and the public business outlook statements contained in this press release.

A replay of the call will be available approximately one hour after the conclusion of the live call through 12:00 p.m. EDT on August 6, 2009, by telephone at 1-706-645-9291. To access the replay use conference identification number 19724416. A webcast replay will also be available at on Lattice’s website at www.lscc.com

Discussion of Non-GAAP Financial Measures:

Management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net (loss) income, which we refer to as non-GAAP net (loss) income. This measure is generally based on the revenue from our products and the costs of those operations, such as cost of products sold, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net (loss) income excludes amortization of intangible assets, stock-based compensation, impairment of Long-term marketable securities (net of realized gain on sale of auction rate securities) and restructuring charges. Intangible assets relate to assets acquired through acquisitions and consist of technology purchased in connection with the acquisitions. Stock-based compensation charges include expense for items such as stock options and restricted stock units granted to employees and purchases under the employee stock purchase plan. Impairment of Long-term marketable securities relates to an other-than-temporary decline in fair value of our auction rate securities that continue to experience unsuccessful auctions. Restructuring charges consist of expenses and subsequent adjustments incurred under corporate restructuring plans that were initiated in the fourth quarter of 2005, the third quarter of 2007, and the third quarter of 2008, and include items such as severance costs, costs to vacate space under long-term lease arrangements, and other related expenses.

Non-GAAP net (loss) income is a supplemental measure of our performance that is not required by and not presented in accordance with GAAP. Moreover, it should not be considered as an alternative to net loss, operating loss or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with our net loss, which is our most directly comparable GAAP financial result. For more information, see the Consolidated Statements of Operations contained in this earnings release.

Forward-Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties, including statements relating to our business outlook, statements relating to our confidence entering the third quarter based on a stronger backlog, continued traction with new products, and a significant win at one of the world’s largest flat panel display companies, and its expected contribution to revenue, our expectation that these positive trends will off-set an approximately $2.0 million expected negative revenue impact in the third quarter from changing certain distributors from a sell-in to a sell-through business model, our belief that these changes will improve for us transparency and visibility at our end customers, statements regarding the moving of our warehouse to Singapore, our expectation that this will improve our shipping times to most of our customers, reduce our cost of supply and reduce inventory, our statement that we are taking certain actions to reduce staff as we work to even better align our resources with our new operating model, our statement that the actions will bring us closer to our goal of sustained profitability, our expectation that we will receive the remaining $30.0 million of other receivables from Fujitsu in the fourth quarter of 2009, our expectation that the charge for the staff reductions planned for the third quarter will be approximately $1.2 million, our expectation that our cost reduction actions will reduce our on-going expenses by approximately $1.5 million per quarter and the statements under the heading “Business Outlook-Third Quarter 2009 Quarter.” Lattice also believes the factors identified below in connection with each such statement could cause actual results to differ materially from the forward-looking statements.

We may be unable to improve our cost structure or reduce cost out of our supply chain. Fujitsu may fail to pay some or all of the remaining receivable owed to us on a timely basis, if at all. We may be unsuccessful in utilizing our balance sheet to provide innovative solutions to our customers, and unexpected events could impair our ability to make expected investments. Estimates of future revenue are inherently uncertain due to the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as current uncertainty in global macroeconomic conditions which may affect customer demand, pricing pressures, competitive actions, the demand for our Mature, Mainstream and New products, and the ability to supply products to customers in a timely manner. Actual gross margin percentage and operating expenses could vary from the estimates contained herein on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly and test costs, variations in manufacturing yields, the effects of transitioning certain distributors from the sell-to to the sell-through business model, and compensation charges due to stock price changes.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements herein include global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, the Company’s transition of distributors to a sell-through business model, the Company’s dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, the compromised liquidity of the Company’s auction rate securities, ability to improve customer service and reduce costs by moving our warehouse to Singapore, the effects of planned third quarter staff reductions, and the other risks that are described herein and that are otherwise described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor

Lattice is the source for innovative FPGA, CPLD and Mixed Signal programmable logic solutions. For more information, visit www.latticesemi.com.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design), and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

Lattice Semiconductor Corporation

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended			Six months ended
	July 4, 2009	April 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008
Revenue	$46,900	$43,336	$58,079	$90,236	$114,683

Costs and expenses:
Cost of products sold	22,314	20,658	25,551	42,972	50,711
Research and development	13,811	14,891	17,937	28,702	35,605
Selling, general and administrative	13,573	12,943	15,195	26,516	30,194
Amortization of intangible assets (1)	—	228	1,368	228	2,849
Restructuring (2)	(15)	(25)	858	(40)	2,648

	49,683	48,695	60,909	98,378	122,007

Loss from operations	(2,783)	(5,359)	(2,830)	(8,142)	(7,324)

Other income (expense), net (3)	189	(512)	(10,520)	(323)	(9,187)

Loss before provision (benefit) for income taxes	(2,594)	(5,871)	(13,350)	(8,465)	(16,511)
Provision (benefit) for income taxes	125	(121)	221	4	314

Net loss	$(2,719)	$(5,750)	$(13,571)	$(8,469)	$(16,825)

Net loss per share (4):
Basic and diluted	$(0.02)	$(0.05)	$(0.12)	$(0.07)	$(0.15)

Shares used in per share calculations:
Basic and diluted	115,538	115,430	115,171	115,517	115,159

Notes:

(1)	Intangible assets subject to amortization relate to the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002 which became fully amortized during the first quarter of 2009.
(2)	Represents costs and adjustments incurred under the corporate restructuring plans initiated in the fourth quarter of fiscal 2005, the third quarter of fiscal 2007 and the third quarter of fiscal 2008. During the first and second quarter of fiscal 2009, the Company incurred a net credit of less than $0.1 million primarily resulting from changes in original estimates under these restructuring plans. During the second quarter of fiscal 2008, the Company incurred costs of $0.9 million, primarily comprised of severance costs related to the resignation of the Company’s former President and Chief Executive Officer.
(3)	Includes a $0.5 million loss for the three months ended July 4, 2009, a $0.7 million loss recorded during the three months ended April 4, 2009, and a $10.3 million loss recorded during the three months ended June 28, 2008 as a result of the Company recognizing an impairment charge related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities. Also included, for the three months ended July 4, 2009, was a realized gain of $0.2 million on sale of auction rate securities.
(4)	For all periods presented, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units, warrants and Convertible Notes, as they are antidilutive.

Reconciliation of GAAP Net Loss to Non-GAAP Net (Loss) Income

(in thousands)

(unaudited)

	Three months ended			Six months ended
	July 4, 2009	April 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008
GAAP net loss	$(2,719)	$(5,750)	$(13,571)	$(8,469)	$(16,825)
Reconciling items:
Amortization of intangible assets (1)	—	228	1,368	228	2,849
Stock-based compensation	1,091	1,259	1,294	2,350	2,662
Impairment of Long-term marketable securities, net (2)	366	665	11,337	1,031	11,337
Restructuring (3)	(15)	(25)	858	(40)	2,648

Non-GAAP net (loss) income	$(1,277)	$(3,623)	$1,286	$(4,900)	$2,671

Reconciliation of GAAP Net Loss per Share to Non-GAAP Net (Loss) Income per Share
(unaudited)

	Three months ended			Six months ended
	July 4, 2009	April 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008
Basic and Diluted:
GAAP net loss	$(0.02)	$(0.05)	$(0.12)	$(0.07)	$(0.15)
Reconciling items:
Amortization of intangible assets (1)	0.00	0.00	0.01	0.00	0.02
Stock-based compensation	0.01	0.01	0.01	0.02	0.02
Impairment of Long-term marketable securities, net (2)	0.00	0.01	0.10	0.01	0.10
Restructuring (3)	(0.00)	(0.00)	0.01	(0.00)	0.02

Non-GAAP net (loss) income (5)	$(0.01)	$(0.03)	$0.01	$(0.04)	$0.02

Shares used in per share calculations (in thousands):
Basic	115,538	115,430	115,171	115,517	115,159

Diluted (4)	115,538	115,430	119,083	115,517	119,211

Notes:

(1)	Intangible assets subject to amortization relate to the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002 which became fully amortized during the first quarter of 2009.
(2)	Includes a $0.5 million loss for the three months ended July 4, 2009, a $0.7 million loss recorded during the three months ended April 4, 2009, and a $10.3 million loss recorded during the three months ended June 28, 2008 as a result of the Company recognizing an impairment charge related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities. Also included, for the three months ended July 4, 2009, was a realized gain of $0.2 million on sale of auction rate securities.
(3)	Represents costs and adjustments incurred under the corporate restructuring plans initiated in the fourth quarter of fiscal 2005, the third quarter of fiscal 2007 and the third quarter of fiscal 2008. During the first and second quarter of fiscal 2009, the Company incurred a net credit of less than $0.1 million primarily resulting from changes in original estimates under these restructuring plans. During the second quarter of fiscal 2008, the Company incurred costs of $0.9 million, primarily comprised of severance costs related to the resignation of the Company’s former President and Chief Executive Officer.
(4)	For the three months ended July 4, 2009 and April 4, 2009, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units and warrants, as they are antidilutive. There were no outstanding Convertible Notes during these quarters. For the three months ended June 28, 2008, the computation of diluted earnings per share includes the effects of stock options, restricted stock units, warrants and Convertible Notes, as they are dilutive.
(5)	Per share amounts may not add up due to rounding.

Lattice Semiconductor Corporation

Consolidated Balance Sheets

(in thousands)

(unaudited)

	July 4, 2009	January 3, 2009
Assets

Current assets:
Cash, cash equivalents and short-term marketable securities	$104,283	$65,909
Accounts receivable, net	26,641	26,404
Other receivable	30,000	60,000
Inventories	28,087	32,703
Other current assets	31,447	26,820

Total current assets	220,458	211,836

Property and equipment, net	36,981	40,307
Long-term marketable securities (1)	18,435	19,485
Foundry advances and other assets	5,651	20,080
Intangible assets, net	—	228

	$281,525	$291,936

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and other accrued liabilities	$19,556	$23,640
Deferred income and allowances on sales to distributors	6,515	5,741

Total current liabilities	26,071	29,381

Other long-term liabilities	5,893	7,616

Total liabilities	31,964	36,997

Stockholders’ equity	249,561	254,939

	$281,525	$291,936

Notes:

(1)	Long-term marketable securities include auction rate securities that have experienced multiple failed auctions, and as a result, such securities are presently considered to be illiquid.

Lattice Semiconductor Corporation

– Supplemental Historical Financial Information –

	Q209	Q109	Q208
Operations Information
Percent of Revenue
Gross Margin	52.4%	52.3%	56.0%
R&D Expense	29.4%	34.4%	30.9%
SG&A Expense	28.9%	29.9%	26.2%

Depreciation Expense (in thousands)	2,703	3,091	3,379
Capital Expenditures (in thousands)	1,670	798	3,917

Balance Sheet Information
Current Ratio	8.5	7.5	2.5
A/R Days Revenue Outstanding	51	52	45
Inventory Months	3.8	4.4	4.6

Revenue% (by Product Family)
FPGA	37%	36%	23%
PLD	63%	64%	77%

Revenue% (by Product Classification)
New	45%	39%	21%
Mainstream	37%	40%	49%
Mature	18%	21%	30%

Revenue% (by Geography)
Americas	20%	20%	20%
Europe (incl. Africa)	16%	21%	20%
Asia	64%	59%	60%

Revenue% (by End Market)
Communications	57%	63%	52%
Industrial & Other	17%	18%	23%
Consumer & Automotive	14%	11%	14%
Computing	12%	8%	11%

Revenue% (by Channel)
Direct	64%	68%	67%
Distribution	36%	32%	33%

New: LatticeXP2, LatticeSC, LatticeECP2/M, LatticeECP, LatticeXP, MachXO, Power Manager, ispClock

Mainstream: FPSC, ispXPLD, ispGDX2, ispMACH 4/LV, ispGDX/V, ispMACH 4000/Z/ZE, ispXPGA, Software and IP

Mature: ORCA 2, ORCA 3, ORCA 4, ispPAC, ispLSI 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, all 5-Volt CPLDs, all SPLDs